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                                                                    Exhibit 3.21



                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

              GENERAL DYNAMICS ORDNANCE AND TACTICAL SYSTEMS, INC.

                           AS AMENDED JANUARY 27, 2001


                                   ARTICLE I

         The name of the Corporation shall be General Dynamics Ordnance and Tactical Systems, Inc.

                                   ARTICLE II

         The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

                                  ARTICLE III

         The aggregate number of shares that the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $1 per share (hereinafter called Common Stock)

                  1. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, option or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

                  2. Anything herein to the contrary notwithstanding, dividends upon shares of any class of stock of the Corporation shall be payable only out of assets legally


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         available for the payment of such dividends, and the rights of the holders of shares of stock of the Corporation in respect of dividends shall at all times be subject to the power of the Board of Directors to determine what dividends, if any, shall be declared and paid to the shareholders.

                  3. Subject to the provisions hereof and except as otherwise provided by law, shares of stock of any class of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                                   ARTICLE IV

                  The period of the duration of the Corporation is unlimited and perpetual.

                                   ARTICLE V

                  The number of directors shall be as specified in the By-laws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-laws.

                                   ARTICLE VI

                  Except as expressly otherwise required in these Articles of Incorporation, an amendment or restatement of these Articles requiring shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment of restatement to the shareholders the Board of Directors shall require a greater vote.

                                  ARTICLE VII

                  The Board of Directors of the Corporation may, by resolution adopted from time to time, indemnify such persons as permitted by the Virginia Stock Corporation Act as amended from time to time. The Board of Directors of the Corporation may, by resolution adopted from time to time, purchase and maintain insurance on behalf of such persons as permitted by the Virginia Stock Corporation Act as amended from time to time.


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